Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 27, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of the Nuveen Equity Premium Advantage Fund and NASDAQ Premium Income & Growth Fund Inc. (hereinafter referred to as the “Funds”) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

July 23, 2014